Exhibit 99.1

NEWS RELEASE

Gray Reports Record Revenue and Broadcast Cash Flow

Atlanta, Georgia – March 5, 2015. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announced results of operations for the three-month period (the “fourth quarter of 2014”) and year ended December 31, 2014. Revenue and broadcast cash flow for both the fourth quarter of 2014 and the just-concluded year set new records for the Company, with annual revenue exceeding $500 million for the first time in Gray’s history. For the fourth quarter of 2014, this record revenue exceeded the high end of our previously issued guidance while our broadcast expenses fell within the range of our previously issued guidance.

Highlights:

•

Our record revenue for both the fourth quarter of 2014 and year ended December 31, 2014 was a result of increased revenue from our preexisting stations, as well as the addition of revenue from Acquired Stations (defined below).

•

For the first time in Gray’s history, annual revenue exceeded $500 million and broadcast cash flow exceeded $200 million. In addition, we repaid $69.9 million of debt during the fourth quarter of 2014.

•	Between October 31, 2013 and December 31, 2014, we completed ten acquisitions in which we acquired and integrated the operations of 23 television stations (the “Acquired Stations”).

•	We successfully renewed and extended nearly all network affiliation agreements with ABC, CBS, NBC, FOX and CW covering 90 separate channels.

•

During the fourth quarter of 2014, we successfully terminated all existing shared services agreements, local marketing agreements and variable interest entity arrangements while preserving for Gray all of the economic benefits previously provided under such arrangements.

•

We reported record retransmission revenue for the full year 2014 of $74.9 million on an “as reported basis” and $85.1 million on a “Combined Historical Basis” (defined below). We now anticipate retransmission revenue will increase between approximately 94% and 98% in 2015 over 2014 on an “as reported basis” (or an increase in 2015 over 2014 of approximately 70% to 74% on a Combined Historical Basis). In addition, we now expect retransmission revenue to increase between 10% and 15% over the prior year in each of 2016 and 2017. We also currently project that our network affiliation expense will approximate fifty percent of our retransmission revenue in each of 2015, 2016, and 2017. Finally, in 2015, we anticipate that our retransmission revenue, less network affiliation expense, will increase between 24% to 27% over 2014 on a Combined Historical Basis.

•

During the fourth quarter of 2014 and the first month of 2015, we successfully entered into new retransmission consent agreements with approximately 250 multichannel video programming distributors whose prior contracts expired on December 31, 2014. We do not have any retransmission consent negotiations open at this time. Furthermore, we do not have any material retransmission agreements expiring prior to December 31, 2015. For further details please see “Comments on Full Year 2015 Retransmission Revenue and Network Affiliation Expense” included herein.

•	As of December 31, 2014, our total leverage ratio calculated on a trailing eight quarter basis under the terms of our senior credit facility was 6.0.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

Select Operating Data:

As Reported Basis

	Three Months Ended December 31,			Year Ended December 31,
	2014	2013	% Change	2014	2013	% Change
	(in thousands except per share data)
Revenue (less agency commissions):
Total	$177,886	$95,556	86%	$508,134	$346,298	47%
Political	$48,538	$1,829	2554%	$81,975	$4,598	1683%

Operating expenses (1):
Broadcast	$86,386	$58,594	47%	$285,990	$217,411	32%
Corporate and administrative	$7,585	$6,223	22%	$29,203	$19,810	47%

Net income	$31,253	$5,201	501%	$48,061	$18,288	163%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$91,399	$36,815	148%	$220,977	$128,234	72%
Broadcast Cash Flow Less
Cash Corporate Expenses	$84,540	$30,847	174%	$195,306	$110,398	77%
Free Cash Flow	$53,596	$12,544	327%	$95,240	$39,153	143%

Free Cash Flow Per Share:
Basic	$0.93	$0.22		$1.65	$0.68
Diluted	$0.92	$0.22		$1.63	$0.68

Combined Historical Basis

	Years Ended December 31,
	2014	2013	2012
	(in millions except per share data)
Revenue (less agency commissions):
Total	$571.9	$472.6	$555.7
Political	$85.5	$6.1	$118.0

Broadcast Operating Expenses (1)	$322.8	$295.0	$292.3

Non-GAAP Cash Flow (2) (3):
Broadcast Cash Flow	$251.1	$178.6	$262.6
Broadcast Cash Flow Less Cash Corporate Expenses	$224.0	$157.5	$245.0
Operating Cash Flow as defined in the Gray senior credit facility	$229.3	$171.5	$254.0
Free Cash Flow	$123.5	$70.5	$151.1

Free Cash Flow Per Share Data:
Basic	$2.13	$1.22	$2.64
Diluted	$2.12	$1.22	$2.64

(1)	Excludes depreciation, amortization and loss on disposal of assets.

(2)	See definition of non-GAAP terms and a reconciliation of the non-GAAP amounts to net income included elsewhere herein.

(3)

See the reconciliation of the non-GAAP amounts to net income on the Gray website, www.gray.tv included in the March 2015 Gray Investor Presentation under “Investor Relations – Presentations” or see the 8-K filed March 5, 2015 which includes the March 2015 Gray Investor Presentation.

Gray Television, Inc.
Earnings Release for the quarter and year ended December 31, 2014

Comments on Results of Operations for the Fourth Quarter of 2014:

Revenue As Reported.

Total revenue increased $82.3 million, or 86%, to $177.9 million for the fourth quarter of 2014 compared to the fourth quarter of 2013. For the fourth quarters of 2014 and 2013, the Acquired Stations accounted for approximately $47.5 million and $2.9 million of our total revenue, respectively.

The components of our revenue for the fourth quarter of 2014 compared to the fourth quarter of 2013 were as follows:

•	Local advertising revenue increased $19.0 million, or 33%, to $76.0 million.

•	National advertising revenue increased $4.4 million, or 27%, to $20.6 million.

•	Local and national advertising revenue combined increased $23.4 million, or 32%, to $96.6 million.

•	Internet advertising revenue increased $0.6 million, or 8%, to $7.6 million.

•	Political advertising revenue increased $46.7 million, or 2554%, to $48.5 million.

•	Retransmission consent revenue increased $9.9 million, or 87%, to $21.4 million.

•	Other revenue increased $1.7 million, or 88%, to $3.7 million.

Political advertising revenue increased due to increased advertising by political candidates and special interest groups in the “on year” of the two-year election cycle. Retransmission consent revenue increased primarily due to increased subscriber rates.

Strong demand for our advertising inventory from political advertisers required significant use of available inventory, which in turn lowered advertising revenue from our non-political advertising revenue categories in the even numbered “on year” of the two-year election cycle. Excluding revenue attributable to the Acquired Stations and political advertisers, our five largest advertising categories on a combined local and national basis by customer type demonstrated the following changes in revenue during the fourth quarter of 2014 compared to the fourth quarter of 2013:

•	automotive decreased 4%;

•	medical decreased 9%;

•	restaurant increased 4%;

•	communications decreased 21%; and

•	furniture and appliances decreased 16%.

Revenue on a Combined Historical Basis.

In order to provide more meaningful period over period comparisons, we also present herein certain historical revenue and broadcast expense information on a "Combined Historical Basis." Combined Historical Basis reflects financial results that have been prepared by adding Gray's historical revenue and broadcast expenses with the historical revenue and broadcast expenses of each of the Acquired Stations from January 1, 2013 (the beginning of the earliest period presented), but it does not include any adjustments for other events attributable to the acquisitions except that “Combined Historical Free Cash Flow” does give effect to any financings related to the Acquired Stations as if the financing occurred at the beginning of the relevant period.

On a Combined Historical Basis, total revenue increased $49.2 million, or 38%, to $177.9 million in the fourth quarter of 2014 as compared to the fourth quarter of 2013.

On a Combined Historical Basis, the components of revenue for the fourth quarter of 2014 compared to the fourth quarter of 2013 were approximately as follows:

•	Local advertising revenue decreased $1.0 million, or 1%, to $76.0 million.

Gray Television, Inc.
Earnings Release for the quarter and year ended December 31, 2014

•	National advertising revenue decreased $0.5 million, or 2%, to $20.6 million.

•	Local and national advertising revenue combined decreased $1.5 million, or 2%, to $96.6 million reflecting, in part, the strong demand on advertising inventory from political advertisers.

•	Internet advertising revenue decreased $0.1 million, or 2%, to $7.6 million.

•	Political advertising revenue increased $45.8 million, or 1693%, to $48.5 million.

•	Retransmission consent revenue increased $5.5 million, or 34%, to $21.4 million.

•	Other revenue decreased $0.5 million, or 11%, to $3.7 million.

Broadcast Operating Expenses As Reported.

Broadcast expenses (before depreciation, amortization and loss on disposal of assets) increased $27.8 million, or 47%, to $86.4 million for the fourth quarter of 2014 compared to the fourth quarter of 2013. For the fourth quarters of 2014 and 2013, the Acquired Stations accounted for approximately $22.4 million and $1.6 million of our total broadcast expenses, respectively.

•	Compensation expense increased $11.6 million due primarily to the net of the following:

◦	Salary expense increased $8.6 million resulting primarily from the addition of personnel at the Acquired Stations.

◦	Incentive compensation increased $1.1 million.

◦	Healthcare costs increased $1.0 million reflecting increased claim activity and the addition of personnel at the Acquired Stations.

◦	Non-cash stock-based compensation increased $0.3 million. Broadcast non-cash stock-based compensation expense increased due to a restricted stock grant in 2014.

◦	Pension expense decreased $0.6 million.

•	Non-compensation expense increased $16.2 million due primarily to the following:

◦	Network affiliation fees increased $4.1 million reflecting in part, increased fees payable to the ABC network under our affiliation agreements that renewed effective January 1, 2014.

◦	National sales representation fees increased $2.6 million due to commissions paid on increased revenue.

◦

Repairs and maintenance, bad debt expense, syndicated programming costs, utilities, consulting fees expense and other professional fees also increased as a result of the inclusion of the Acquired Stations.

Broadcast Operating Expenses on a Combined Historical Basis.

On a Combined Historical Basis, broadcast expenses (before depreciation, amortization and loss on disposal of assets) increased $9.2 million, or 12%, to $86.4 million in the fourth quarter of 2014 as compared to the fourth quarter of 2013. The increase reflects, in part, the following:

•	Incentive compensation increased approximately $0.9 million.

•	Non-cash stock-based compensation increased approximately $0.3 million. Broadcast non-cash stock-based compensation expense increased due to a restricted stock grant in 2014.

•	Network affiliation fees increased approximately $2.5 million reflecting in part, increased fees payable to the ABC network under our affiliation agreements that renewed effective January 1, 2014.

•	National sales representation fees increased approximately $2.3 million due to commissions paid on increased revenue.

Gray Television, Inc.
Earnings Release for the quarter and year ended December 31, 2014

Corporate and Administrative Operating Expenses As Reported.

Corporate and administrative expenses (before depreciation, amortization and loss on disposal of assets) increased $1.4 million, or 22%, to $7.6 million in the fourth quarter of 2014 as compared to the fourth quarter of 2013. The increase reflects, in part, the following:

•	Compensation expense increased $1.6 million primarily due to increases in incentive compensation, relocation costs, non-cash stock-based compensation and routine increases in salary expense.

•

Non-compensation expense decreased $0.2 million primarily due to a decrease in legal fees related to acquisitions completed in the fourth quarter of 2013 offset, in part, by increases in taxes from the Affordable Care Act and transportation expenses.

Comments on Results of Operations for the Year Ended December 31, 2014:

Revenue as Reported.

Total revenue increased $161.8 million, or 47%, to $508.1 million for the year ended December 31, 2014 compared to the year ended December 31, 2013. For the year ended December 31, 2014 and 2013, the Acquired Stations accounted for approximately $88.2 million and $2.9 million of our total revenue, respectively.

The components of our revenue for the year ended December 31, 2014 compared to the year ended December 31, 2013 were as follows:

•	Local advertising revenue increased $42.7 million, or 21%, to $245.8 million.

•	National advertising revenue increased $6.7 million, or 11%, to $65.0 million.

•	Local and national advertising revenue combined increased $49.4 million, or 19%, to $310.7 million.

•	Internet advertising revenue increased $2.8 million, or 11%, to $28.2 million.

•	Political advertising revenue increased $77.4 million, or 1683%, to $82.0 million.

•	Retransmission consent revenue increased $35.1 million, or 88%, to $74.9 million.

•	Other revenue increased $4.3 million, or 53%, to $12.3 million.

•	Consulting revenue decreased $7.1 million to $0.0 million.

Political advertising revenue reflected increased advertising by political candidates and special interest groups during the “on year” of the two-year political advertising cycle. Retransmission consent revenue increased primarily due to increased subscriber rates. Local and national advertising revenue in the year ended December 31, 2014 benefited from approximately $3.8 million earned from the broadcast of the 2014 Winter Olympic Games on our then fourteen NBC affiliated stations. Local and national advertising revenue included the broadcast of the 2014 Super Bowl on our then five FOX channels, from which we earned approximately $0.2 million, a decrease of approximately $0.9 million compared to the broadcast of the 2013 Super Bowl on our then 20 CBS channels from which we earned approximately $1.1 million. During the year ended December 31, 2013, we recognized a one-time payment of $7.1 million as incentive consulting revenue associated with a now-expired consulting agreement. We did not recognize any consulting revenue in the year ended December 31, 2014.

Strong demand for our advertising inventory from political advertisers required significant use of available inventory, which in turn lowered advertising revenue from our non-political advertising revenue categories in the even numbered “on year” of the two-year election cycle. Excluding revenue attributable to the Acquired Stations and political advertisers, our five largest advertising categories on a combined local and national basis by customer type demonstrated the following changes in revenue during the year ended December 31, 2014 compared to the year ended December 31, 2013:

•	automotive increased 2%;

Gray Television, Inc.
Earnings Release for the quarter and year ended December 31, 2014

•	medical increased 1%;

•	restaurant decreased 7%;

•	communications decreased 11%; and

•	furniture and appliances decreased 11%.

Revenue on a Combined Historical Basis.

On a Combined Historical Basis, total revenue increased $99.3 million, or 21%, to $571.9 million for the year ended December 31, 2014 compared to the year ended December 31, 2013.

On a Combined Historical Basis, the components of revenue for the year ended December 31, 2014 compared to the year ended December 31, 2013 were approximately as follows:

•	Local advertising revenue increased $3.2 million, or 1%, to $281.2 million.

•	National advertising revenue decreased $4.8 million, or 6%, to $73.4 million.

•

Local and national advertising revenue combined decreased $1.6 million, or approximately 0%, to $354.6 million reflecting, in part, the strong demand on advertising inventory from political advertisers.

•	Internet advertising revenue increased $1.4 million, or 5%, to $29.5 million.

•	Political advertising revenue increased $79.4 million, or 1291%, to $85.5 million.

•	Retransmission consent revenue increased $28.0 million, or 49%, to $85.1 million.

•	Other revenue decreased $0.8 million, or 4%, to $17.2 million.

•	Consulting revenue decreased $7.1 million to $0.0 million.

Broadcast Operating Expenses As Reported.

Broadcast expenses (before depreciation, amortization and loss on disposal of assets) increased $68.6 million, or 32%, to $286.0 million for the year ended December 31, 2014 compared to the year ended December 31, 2013. For the years ended December 31, 2014 and 2013, the Acquired Stations accounted for approximately $47.7 million and $1.6 million of our total broadcast expenses, respectively.

•	Compensation expense increased $28.1 million due primarily to the net of the following:

◦	Non-cash paid-time-off increased $3.9 million reflecting a non-recurring increase due to a change in our employee benefit policy.

◦	Salary expense increased $24.8 million resulting primarily from the addition of personnel at the Acquired Stations.

◦	Healthcare costs increased $2.1 million reflecting increased claim activity and the addition of personnel at the Acquired Stations.

◦	Non-cash stock-based compensation increased $1.5 million due to a restricted stock grant in 2014.

◦	Pension expense decreased $2.5 million.

•	Non-compensation expense increased $37.7 million due primarily to the net of the following:

◦	Network affiliation fees increased $12.0 million reflecting, in part, increased fees payable to the ABC network under our affiliation agreements that renewed effective January 1, 2014.

◦	National sales representation fees increased $4.4 million due to commissions paid on increased revenue.

Gray Television, Inc.
Earnings Release for the quarter and year ended December 31, 2014

◦

Programming costs, software license fees, other professional fees, consulting fees, utilities, news service expense, repairs and maintenance, bad debt expense, rent, insurance and property taxes also increased as a result of the inclusion of the Acquired Stations.

Broadcast Operating Expenses on a Combined Historical Basis.

On a Combined Historical Basis, broadcast expenses (before depreciation, amortization and loss on disposal of assets) increased $27.8 million, or 9%, to $322.8 million for the year ended December 31, 2014 compared to the year ended December 31, 2013. This increase reflects in part the following:

•	Non-cash paid-time-off increased approximately $3.9 million reflecting a non-recurring, non-cash increase in expense for paid-time-off due to a change in our employee benefit policy.

•	Incentive compensation increased approximately $1.3 million.

•	Healthcare costs increased approximately $0.8 million reflecting increased claim activity.

•	Non-cash stock-based compensation increased approximately $1.5 million. Broadcast non-cash stock-based compensation expense increased due a restricted stock grant in 2014.

•	Pension expense decreased approximately $2.5 million.

•	Network affiliation fees increased approximately $10.2 million reflecting, in part, increased fees payable to the ABC network under our affiliation agreements that renewed effective January 1, 2014.

•	National sales representation fees increased approximately $4.0 million due to commissions paid on increased revenue.

Corporate and Administrative Operating Expenses As Reported.

Corporate and administrative expenses (before depreciation, amortization and loss on disposal of assets) increased $9.4 million, or 47%, to $29.2 million for the year ended December 31, 2014 compared to the year ended December 31, 2013. This increase reflects in part the following:

•

Non-compensation expense increased $6.0 million primarily due to increases of $5.3 million in legal and other professional fees associated with our acquisitions. Legal and other professional fees associated with our acquisitions for the years ended December 31, 2014 and 2013 were $6.2 million and $1.0 million, respectively.

•	Compensation expense increased $3.4 million primarily due to increases in non-cash stock-based compensation, incentive compensation and routine increases in salary expense.

Gray Television, Inc.
Earnings Release for the quarter and year ended December 31, 2014

Detailed table of operating results – As Reported:

Gray Television, Inc.

Selected Operating Data (Unaudited)

(in thousands except for net income per share data)

	Three Months Ended
	December 31,
	2014	2013

Revenue (less agency commissions)	$177,886	$95,556
Operating expenses before depreciation, amortization and loss on disposal of assets, net:
Broadcast	86,386	58,594
Corporate and administrative	7,585	6,223
Depreciation	8,650	6,334
Amortization of intangible assets	3,006	296
Loss on disposals of assets, net	238	821
Operating expenses	105,865	72,268
Operating income	72,021	23,288
Other income (expense):
Miscellaneous income, net	9	-
Interest expense	(19,195)	(14,655)
Loss from early extinguishment of debt	(189)	-
Income before income tax	52,646	8,633
Income tax expense	21,393	3,432
Net income	$31,253	$5,201

Basic per share information:
Net income	$0.54	$0.09
Weighted-average shares outstanding	57,874	57,720

Diluted per share information:
Net income	$0.53	$0.09
Weighted-average shares outstanding	58,466	58,167

Political advertising revenue (less agency commissions)	$48,538	$1,829

Gray Television, Inc.
Earnings Release for the quarter and year ended December 31, 2014

Detailed table of operating results – As Reported (continued):

Gray Television, Inc.

Selected Operating Data (Unaudited)

(in thousands except for net income per share data)

	Year Ended
	December 31,
	2014	2013

Revenue (less agency commissions)	$508,134	$346,298
Operating expenses before depreciation, amortization and loss on disposal of assets, net:
Broadcast	285,990	217,411
Corporate and administrative	29,203	19,810
Depreciation	30,248	24,096
Amortization of intangible assets	8,297	336
Loss on disposals of assets, net	623	765
Operating expenses	354,361	262,418
Operating income	153,773	83,880
Other income (expense):
Miscellaneous income, net	23	-
Interest expense	(68,913)	(52,445)
Loss from early extinguishment of debt	(5,086)	-
Income before income tax expense	79,797	31,435
Income tax expense	31,736	13,147
Net income	$48,061	$18,288

Basic per share information:
Net income	$0.83	$0.32
Weighted-average shares outstanding	57,862	57,630

Diluted per share information:
Net income	$0.82	$0.32
Weighted-average shares outstanding	58,364	57,972

Political advertising revenue (less agency commissions)	$81,975	$4,598

Gray Television, Inc.
Earnings Release for the quarter and year ended December 31, 2014

Other Financial Data – As Reported:

	December 31, 2014	December 31, 2013
	(in thousands)

Cash	$30,769	$13,478
Long-term debt including current portion	$1,236,401	$842,874
Borrowing availability under our senior credit facility	$50,000	$30,000

	Year Ended December 31,
	2014	2013
	(in thousands)

Net cash provided by operating activities	$134,219	$60,239
Net cash used in investing activities	(501,892)	(60,527)
Net cash provided by financing activities	384,964	2,699
Net increase in cash	$17,291	$2,411

Guidance for the Quarter Ending March 31, 2015 (the “first quarter of 2015”):

We currently anticipate that our results of operations for the first quarter of 2015 will be within the ranges presented in the table below.

	Low End	% Change	High End	% Change
	Guidance for	From	Guidance for	From	Actual
	the First	Actual First	the First	Actual First	First
	Quarter of	Quarter of	Quarter of	Quarter of	Quarter of
Selected operating data:	2015	2014	2015	2014	2014
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$130,000	42%	$133,000	46%	$91,297

OPERATING EXPENSES
(before depreciation, amortization and gain or loss on disposals of assets):
Broadcast	$90,000	49%	$92,000	52%	$60,384
Corporate and administrative	$7,200	11%	$8,000	23%	$6,499

OTHER SELECTED DATA:
Political advertising revenue
(less agency commissions)	$500	(82)%	$700	(75)%	$2,792

Comments on First Quarter 2015 Guidance:

First Quarter of 2015 on an “As Reported Basis.”

Based on our current forecasts for the first quarter of 2015, we anticipate the following changes from the quarter ended March 31, 2014 (the “first quarter of 2014”) as outlined below. Our total revenue estimates for the first quarter of 2015 include approximately $33.0 million of revenue estimated to be contributed collectively by the stations acquired since January 1, 2014 (the “2014 Acquired Stations”). For the first quarter of 2014, the 2014 Acquired Stations contributed $0.1 million of revenue.

Gray Television, Inc.
Earnings Release for the quarter and year ended December 31, 2014

Revenue As Reported.

•	We believe our first quarter of 2015 local advertising revenue, excluding political advertising revenue, will increase by approximately 31% to 34%.

•	We expect our first quarter of 2015 national advertising revenue, excluding political advertising revenue, will increase by approximately 30% to 33%.

•	We anticipate our first quarter of 2015 internet advertising revenue, excluding political advertising revenue, will increase by approximately 3% to 5%.

•	We believe our first quarter of 2015 retransmission consent revenue will increase by approximately 128%, or $20.6 million, to $36.7 million.

Operating expenses (before depreciation, amortization and gain or loss on disposal of assets) As Reported.

Our total broadcast operating expense estimates for the first quarter of 2015 include approximately $20.4 million of broadcast operating expense estimated to be incurred collectively by the 2014 Acquired Stations. For the first quarter of 2014, the 2014 Acquired Stations contributed $0.3 million of broadcast operating expense.

The anticipated increase in corporate and administrative expense for the first quarter 2015 compared to the first quarter of 2014 is expected to be due primarily to increases in compensation expense and other employee expenses.

First Quarter of 2015 on a “Combined Historical Basis.”

Based on our current forecasts for the first quarter of 2015, we anticipate the following changes from the Combined Historical Basis first quarter of 2014 as outlined below.

Revenue on a Combined Historical Basis:

•	We believe our first quarter of 2015 total revenue will increase by approximately 9% to 10%.

•	We believe our first quarter of 2015 local advertising revenue, excluding political advertising revenue, will increase by approximately 2%.

•	We expect our first quarter of 2015 national advertising revenue, excluding political advertising revenue, will increase by approximately 2%.

•	We anticipate our first quarter of 2015 internet advertising revenue, excluding political advertising revenue, will approximate that of 2014.

•	We believe our first quarter of 2015 political revenue will range between $0.5 million and $0.7 million. Our first quarter of 2014 political revenue was approximately $3.5 million.

•	We believe our first quarter of 2015 retransmission consent revenue will increase by approximately 75%, $15.7 million, to approximately $36.7 million.

Operating expenses (before depreciation, amortization and gain or loss on disposal of assets) on a Combined Historical Basis:

Our total broadcast operating expenses for the first quarter of 2015 are anticipated to increase from the first quarter of 2014 on a Combined Historical Basis by approximately $12.0 million. This increase primarily reflects expected increases of $11.6 million in network affiliation expense to $17.5 million for the first quarter of 2015.

Gray Television, Inc.
Earnings Release for the quarter and year ended December 31, 2014

Comments on Full Year 2015 Retransmission Revenue and Network Affiliation Expense:

We recorded retransmission revenue for the full year 2014 of $74.9 million on an “as reported basis” and $85.1 million on a “Combined Historical Basis” as defined herein. We now anticipate retransmission revenue will increase between approximately 94% and 98% in 2015 over 2014 on an “as reported basis” or an increase in 2015 over 2014 of approximately 70% to 74% on a Combined Historical Basis. We also currently project that our network affiliation expense will approximate fifty percent of our retransmission revenue for 2015.

During the fourth quarter of 2014 and the first month of 2015, we successfully entered into new retransmission consent agreements with approximately 250 multichannel video programming distributors whose prior contracts expired on December 31, 2014. We do not have any retransmission consent negotiations open at this time. Furthermore, we do not have any material retransmission agreements expiring prior to December 31, 2015.

Based on the foregoing, we currently estimate that our aggregate retransmission revenue and network affiliation expense (a.k.a. “network reverse compensation”) for the full year of 2015 will be in the approximate ranges stated below:

	Estimated Full Year 2015 Compared
	To Full Year 2014 on a Combined Historical Basis
		% Change		% Change
		From		From
		2014 on a		2014 on a	2014 on a
	Low End	Combined	High End	Combined	Combined
	Guidance for	Historical	Guidance for	Historical	Historical
Selected operating data:	2015	Basis (1)	2015	Basis (1)	Basis (1)
	(dollars in thousands)

Retransmission revenue	$145,000	70%	$148,000	74%	$85,100

Network affiliation expense (included in broadcast operating expense)	(69,000)	191%	(70,000)	195%	(23,700)

Retransmission revenue less network affiliation expense	$76,000	24%	$78,000	27%	$61,400

(1) “Combined Historical Basis” is defined herein

At this time, we currently project that our retransmission revenue will increase 10% to 15% over the preceding year in each of 2016 and 2017. We also currently project that our estimated network affiliation expense in 2016 and 2017 will approximate fifty percent of our estimated retransmission revenue for 2016 and 2017.

Gray Television, Inc.
Earnings Release for the quarter and year ended December 31, 2014

Revenue (less agency commissions) by Category – As Reported:

The tables below presents our revenue (less agency commissions) or “net revenue” by type for the three-month periods and years ended December 31, 2014 and 2013, respectively (dollars in thousands):

	Three Months Ended December 31,
	2014		2013
		Percent		Percent
	Amount	of Total	Amount	of Total
Revenue (less agency commissions):
Local	$76,017	42.7%	$57,036	59.7%
National	20,626	11.6%	16,237	17.0%
Internet	7,569	4.3%	6,988	7.3%
Political	48,538	27.3%	1,829	1.9%
Retransmission consent	21,444	12.1%	11,497	12.0%
Other	3,692	2.0%	1,969	2.1%
Total	$177,886	100.0%	$95,556	100.0%

	Three Months Ended December 31,
	2014		2013
		Percent		Percent
	Amount	of Total	Amount	of Total

Broadcasting net revenues:
Local	$76,017	42.7%	$77,042	59.9%
National	20,626	11.6%	21,109	16.4%
Internet	7,569	4.3%	7,698	6.0%
Political	48,538	27.3%	2,707	2.1%
Retransmission consent	21,445	12.1%	15,984	12.4%
Other	3,690	2.0%	4,156	3.2%
Total	$177,885	100.0%	$128,696	100.0%

The aggregate internet revenues presented above are derived from: (i) direct internet revenue and (ii) internet-related commercial time sales.

Gray Television, Inc.
Earnings Release for the quarter and year ended December 31, 2014

Non-GAAP Terms

From time to time, Gray supplements its financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) by disclosing the non-GAAP financial measures Broadcast Cash Flow, Broadcast Cash Flow Less Cash Corporate Expenses, operating cash flow as defined in Gray’s credit facility (“Operating Cash Flow”) and Free Cash Flow. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant contained in our debt agreements.

Broadcast Cash Flow is defined as net income plus corporate and administrative expenses, loss from early extinguishment of debt, broadcast non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

Broadcast Cash Flow Less Cash Corporate Expense is defined as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

Free Cash Flow is defined as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense, pension expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations, network compensation revenue, contributions to pension plans, interest expense (net of amortization of deferred financing costs and amortization of original issue discount on our debt), capital expenditures (net of any insurance proceeds) and the payment of income taxes (net of any refunds received).

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Gray Television, Inc.
Earnings Release for the quarter and year ended December 31, 2014

Reconciliations – As Reported:

Reconciliation of net income to the non-GAAP terms (dollars in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net income	$31,253	$5,201	$48,061	$18,288
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	8,650	6,334	30,248	24,096
Amortization of intangible assets	3,006	296	8,297	336
Non-cash stock based compensation	980	255	5,012	1,974
Loss on disposals of assets, net	238	821	623	765
Miscellaneous income, net	(9)	-	(23)	-
Interest expense	19,195	14,655	68,913	52,445
Loss from early extinguishment of debt	189	-	5,086	-
Income tax expense	21,393	3,432	31,736	13,147
Amortization of program broadcast rights	3,644	2,875	12,871	11,367
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	7	7	25	28
Network compensation revenue recognized	(113)	(145)	(456)	(615)
Payments for program broadcast rights	(3,893)	(2,884)	(15,087)	(11,433)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	6,859	5,968	25,671	17,836
Broadcast Cash Flow	91,399	36,815	220,977	128,234
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	(6,859)	(5,968)	(25,671)	(17,836)
Broadcast Cash Flow Less Cash Corporate Expenses	84,540	30,847	195,306	110,398
Pension expense	1,515	2,162	6,126	8,626
Contributions to pension plans	(2,057)	(1,062)	(6,770)	(4,748)
Interest expense	(19,195)	(14,655)	(68,913)	(52,445)
Amortization of deferred financing costs	812	668	2,970	1,903
Amortization of original issue (premium) or discount on Notes	(216)	197	(863)	(9)
Purchase of property and equipment	(11,763)	(5,612)	(32,215)	(24,053)
Income taxes paid, net of refunds	(40)	(1)	(401)	(519)
Free Cash Flow	$53,596	$12,544	$95,240	$39,153

See the previous page for the definition of Non-GAAP terms.

The Company

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations and leading digital assets in markets throughout the United States. We own and operate television stations in 44 television markets broadcasting 140 program streams including 76 affiliates of the Big Four networks (ABC, CBS, NBC and FOX). Our owned and operated stations include 26 channels affiliated with the CBS Network, 24 channels affiliated with the NBC Network, 16 channels affiliated with the ABC Network and 10 channels affiliated with the FOX Network. We own and operate the number-one ranked television station in 31 of those 44 markets and the number-one or number-two ranked television station operations in 41 of those 44 markets. We reach approximately 8.0 percent of total United States television households.

Gray Television, Inc.
Earnings Release for the quarter and year ended December 31, 2014

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the first quarter of 2015, full year 2015 or other periods, future expenses and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of March 5, 2015. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K for the year ended December 31, 2014 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC's website at www.sec.gov.

Conference Call Information

We will host a conference call to discuss our fourth quarter operating results on March 5, 2015. The call will begin at 10:00 AM Eastern Time. The live dial-in number is 1 (888) 572-7034 and the confirmation code is 9606696. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 9606696 until April 4, 2015.

For information contact:

Web site: www.gray.tv

Hilton Howell	Kevin Latek	Jim Ryan
President and Chief Executive Officer	Senior Vice President, Business Affairs	Senior Vice President and Chief Financial Officer
(404) 266-5512	(404) 266-8333	(404) 504-9828

Gray Television, Inc.
Earnings Release for the quarter and year ended December 31, 2014